NEWS BULLETIN

FROM:             RE: STARWOOD HOTELS & RESORTS    STARWOOD HOTELS & RESORTS
     FRB               2231 EAST CAMELBACK RD.     WORLDWIDE, INC.
                       SUITE 410                   2231 EAST CAMELBACK RD.
                       PHOENIX, AZ 85016           SUITE 400
                       TRADED: NYSE (HOT)          PHOENIX, AZ 85016
                                                   TRADED: NYSE (HOT)
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The Financial Relations Board, Inc.

FOR FURTHER INFORMATION:

AT THE TRUST:                              AT THE CORPORATION:              AT THE FINANCIAL RELATIONS BOARD:
Barry Sternlicht     Ron Brown             Debi Ford                        Daniel Saks or Haris Tajyar
Chairman and CEO     Senior VP and CFO     Director of Investor Relations   General Information
(203) 861-2100       (602) 852-3900        (602) 852-3370                   (310) 442-0599

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FOR IMMEDIATE RELEASE
Tuesday, February 24, 1998

                   STARWOOD HOTELS & RESORTS CLARIFIES EARLIER
             ANNOUNCEMENT OF FINANCING RELATED TO ITT ACQUISITION

              Creates Largest Hotel & Gaming Company in the World

PHOENIX, AZ, February 24, 1998--Starwood Hotels & Resorts Worldwide, Inc. ("the Corporation"), a hotel management and operating company, whose shares are paired with and trade together as a unit (NYSE: HOT) with Starwood Hotels & Resorts (the "Trust", and together with the Corporation, the "Company" or "Starwood Hotels") a real estate investment trust, clarified its earlier announcement concerning the equity financing related to the acquisition of ITT.

The proceeds of $250 million from the previously announced private placement have been used to fund the exercise of previously outstanding stock appreciation rights by certain ITT executives. This private placement was a "forward spot" sale of approximately 4.6 million paired shares. This transaction has closed. The transaction will settle within a one-year term, at Starwood Hotels elections based on the market price of paired shares at the time of settlement.

Starwood Hotels, through its ITT Sheraton and Westin subsidiaries, is the largest hotel operating company in the world and the largest real estate investment trust in the United States. Shares of Starwood Hotels & Resorts Worldwide, Inc. are paired and trade together with Starwood Hotels & Resorts. Starwood Hotels & Resorts Worldwide, Inc. leases properties from Starwood Hotels & Resorts and operates them directly, through its subsidiaries or third party management companies.

(Note: Statements in this press release which are not historical may be deemed forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Starwood Hotels believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from Starwood Hotels expectations include completion of pending acquisitions, continued availability of acquisitions, continued availability of debt and equity on favorable terms, legislative proposals to limit activities of paired-share real estate investment trusts, foreign exchange fluctuations, performance of hotel operations, financial performance, real estate conditions, market valuations of its stock execution of hotel renovation programs, changes in local or national economic conditions and other risks detailed from time to time in the Starwood Hotels SEC reports, including quarterly reports on Form 10-Q reports on Form 8-K and annual reports on Form 10-K.)


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